Exhibit (m)(2)

AMENDED AND RESTATED APPENDIX A

to the

Amended and Restated Plan of Distribution

Pursuant to Rule 12b-1 Under

The Investment Company Act of 1940

Fee Schedule

Fee, as a % of Average Daily Net Assets of Each Fund

Fund of the Trust	Distribution Activities	Service Activities	Total Fee
Primary Class Shares
API Efficient Frontier Growth Fund – Primary Class Shares	0.75%	0.25%	1.00%
API Efficient Frontier Capital Income Fund – Primary Class Shares	0.75%	0.25%	1.00%
API Efficient Frontier Multiple Index Fund – Primary Class Shares	0.75%	0.25%	1.00%
API Efficient Frontier Income Fund – Primary Class Shares	0.75%	0.25%	1.00%
API Efficient Frontier Value Fund – Primary Class Shares	0.65%	0.25%	0.90%
D Class Shares
API Efficient Frontier Capital Income Fund – D Class Shares	0.25%	0.25%	0.50%
Class A Shares
API Master Allocation Fund – Class A Shares	0.50%	—	0.50%

Class L Shares
API Master Allocation Fund – Class L Shares	0.75%	0.25%	1.00%

Date: October 26, 2006

Amended and Restated February 27, 2009.